Free Writing Prospectus filed pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

dated May 5, 2025 to the Prospectus dated

January 28, 2025. Registration Statement

No. 333-284557

PRICING TERM SHEET

Dated as of May 5, 2025

GENERAL MOTORS COMPANY

5.350% Senior Notes due 2028

5.625% Senior Notes due 2030

6.250% Senior Notes due 2035

The information in this pricing term sheet relates only to the offering of the Securities and should be read together with the preliminary prospectus supplement of General Motors Company dated May 5, 2025 (the “Preliminary Prospectus Supplement”) to its prospectus dated January 28, 2025, and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement. All references to dollar amounts are references to U.S. dollars.

Terms Applicable to the Securities

Issuer:	General Motors Company

Trade Date:	May 5, 2025

Settlement Date:	May 7, 2025 (T+2)*

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Wells Fargo Securities, LLC

Joint Lead Managers:

BBVA Securities Inc.

BNP Paribas Securities Corp.

BofA Securities, Inc.

CIBC World Markets Corp.

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

ICBC Standard Bank Plc

Intesa Sanpaolo IMI Securities Corp.

Lloyds Securities Inc.

Mizuho Securities USA LLC

RBC Capital Markets, LLC

Santander US Capital Markets LLC

SG Americas Securities, LLC

Co-Managers:

UniCredit Capital Markets LLC

Academy Securities, Inc.

Loop Capital Markets LLC

Cabrera Capital Markets LLC

Commerz Markets LLC

Banco Bradesco BBI S.A.

ING Financial Markets LLC

Fifth Third Securities, Inc.

Terms Applicable to the

5.350% Senior Notes due 2028

Title of Securities:	5.350% Senior Notes due 2028

Security Type:	Senior Unsecured Notes

Principal Amount:	$750,000,000

Price to Public:	99.942%, plus accrued and unpaid interest, if any, from May 7, 2025

Maturity Date:	April 15, 2028

Coupon (Interest Rate):	5.350% per year

Yield to Maturity:	5.373%

Spread to Benchmark Treasury:	+ 155 bps

Benchmark Treasury:	3.750% due April 15, 2028

Benchmark Treasury Price and Yield:	99-25+; 3.823%

Interest Payment Dates:	April 15 and October 15, beginning October 15, 2025

Record Dates:	April 1 and October 1

Day Count Convention:	30 / 360

Make-whole Call:	25 bps prior to March 15, 2028 (one month prior to maturity)

Par Call:	On or after March 15, 2028 (one month prior to maturity)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings**:	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB by Fitch Ratings

CUSIP / ISIN:	37045V BC3 / US37045VBC37

Terms Applicable to the

5.625% Senior Notes due 2030

Title of Securities:	5.625% Senior Notes due 2030

Security Type:	Senior Unsecured Notes

Principal Amount:	$750,000,000

Price to Public:	99.949%, plus accrued and unpaid interest, if any, from May 7, 2025

Maturity Date:	April 15, 2030

Coupon (Interest Rate):	5.625% per year

Yield to Maturity:	5.638%

Spread to Benchmark Treasury:	+ 170 bps

Benchmark Treasury:	3.875% due April 30, 2030

Benchmark Treasury Price and Yield:	99-23; 3.938%

Interest Payment Dates:	April 15 and October 15, beginning October 15, 2025

Record Dates:	April 1 and October 1

Day Count Convention:	30 / 360

Make-whole Call:	30 bps prior to March 15, 2030 (one month prior to maturity)

Par Call:	On or after March 15, 2030 (one month prior to maturity)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings**:	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB by Fitch Ratings

CUSIP / ISIN:	37045V BA7 / US37045VBA70

Terms Applicable to the

6.250% Senior Notes due 2035

Title of Securities:	6.250% Senior Notes due 2035

Security Type:	Senior Unsecured Notes

Principal Amount:	$500,000,000

Price to Public:	99.735%, plus accrued and unpaid interest, if any, from May 7, 2025

Maturity Date:	April 15, 2035

Coupon (Interest Rate):	6.250% per year

Yield to Maturity:	6.287%

Spread to Benchmark Treasury:	+ 195 bps

Benchmark Treasury:	4.625% due February 15, 2035

Benchmark Treasury Price and Yield:	102-08+; 4.337%

Interest Payment Dates:	April 15 and October 15, beginning October 15, 2025

Record Dates:	April 1 and October 1

Day Count Convention:	30 / 360

Make-whole Call:	30 bps prior to January 15, 2035 (three months prior to maturity)

Par Call:	On or after January 15, 2035 (three months prior to maturity)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings**:	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB by Fitch Ratings

CUSIP / ISIN:	37045V BB5 / US37045VBB53

*

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are generally required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes before the first business day prior to settlement will be required, by virtue of the fact that the notes initially will settle T + 2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to settlement should consult their own advisor.

**	Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer to buy securities described herein can be accepted, and no part of the purchase price thereof can be received, unless the person making such investment decision has received and reviewed the information contained in the relevant prospectus in making their investment decisions. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 1-800-831-9146, or Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com, or Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attn: WFS Customer Service, Telephone: +1-800-645-3751, email: wfscustomerservice@wellsfargo.com.

This communication is not intended to be a confirmation as required under Rule 10b-10 of the Securities Exchange Act of 1934. A formal confirmation will be delivered to you separately. This notice shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the Securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.